MOBEEGQ EXCLUSIVE IMPORT & DISTRIBUTION AGREEMENT

This Distribution Agreement (“Agreement”) is entered into as of the later of the two signature dates set forth below (“Effective Date”), by and between Batterfly Energy, Ltd., a company organized under the laws of the State of Israel, with its principal place of business at Meshek 86, Shetulim 79280 Israel ( Company ); and Mobeego Scotland Ltd, a company organized under the laws of Scotland, with its principal place of business at Block 1 Unit 2, Thornliebank Ind Est, Glasgow G46 8QG (“Importer & Distributor ).

WHEREAS. Company is engaged in the development and manufacturing of its proprietary Products (as defined hereunder); and

WHEREAS. Importer / Distributor wishes to acquire an exclusive, non-transferable right to Import, promote, market and resell the Products in the Territory (as defined hereunder); and

WHEREAS. Importer / Distributor declares it has the knowledge, experience, ability and financial capability to perform the obligations herein; and

WHEREAS, Company has agreed, on the basis of Distributor’s representations herein, to grant the Importer, Distributor certain reselling rights, as further described hereunder;

NOW, THEREFORE, in consideration of the foregoing premises and agreements hereinafter contained, the parties mutually agree as follows:

1. DEFINITIONS. For purposes of this Agreement (including any and all Appendices and amendments made to or incorporated herein now or in the future), the following capitalized terms shall have the followingmeanings:

1.1.	“Annual” or “Annually” means each 12-month period beginning on the Effective Date. For clarity, it does not refer to the calendar year of January 1 to December 31.

1.2.	“Balance” shall have the meaning set forth in Section 4.3.

1.3.	“Business Day” means Monday through Friday, excluding holidays in [UK] and Israel.

1.4.	“Confidential Information” means all information and/or data, in any form whatsoever, tangible or intangible, including information in oral, visual or computer database form, not generally made available by the disclosing party to the general public. By way of illustration and not limitation, such Confidential Information shall include: (1) any and all trade secrets concerning the business or affairs of Company, its product architecture, designs or specifications, data, know-how, compositions, processes, formulas, methods, samples, inventions and ideas, past, current and planned development or experimental work, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), any unannounced product(s) and service(s), and any other information, however documented; (2) any and all information concerning the business and affairs of the disclosing party (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (3) any and all notes, analyses, compilations, studies, summaries and other material prepared by or for the receiving party containing or based, in whole or in part, on any information included in the foregoing.

Confidential Information excludes information which: (i) at the time of disclosure is or thereafter becomes generally available to the public other than as a result of disclosure by or through the receiving party; (ii) was available to the receiving party on a non-confidential basis prior to disclosure by the disclosing party as evidenced by the receiving party’s documentation; or (iii) becomes available to the receiving party on a non-confidential basis from a third party which is not under any confidentiality obligation.

1.5.	“Customer” means a third party who purchases Products from Importer / Distributor within the Territory for their own internal use and not be resale, redistribution or further transfer to others, with or without consideration.

1.6.	“Delivery Point” shall have the meaning set forth in Section 5.3.

1.7.	“Documentation” means the technical documentation of Products covered under this Agreement.

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1.8.	“First Renewal Term” shall have the meaning set forth in Section 12.1.

1.9.	“Intellectual Propertv Rights” or “11* Rights” means all designs, patents, patentable inventions, patent applications and patent disclosures, together with all reissuances, continuations, continuation-in-part, revisions, extensions and reexaminations thereof, trademarks and service marks (registered, and unregistered, and applications therefor), domain names, copyrights, know-how or trade secrets (and the right to limit the use or disclosure thereof), and all other proprietary rights, industrial rights and any other similar rights, in each case on a worldwide basis, and all copies and tangible embodiments thereof, or any part thereof, in whatever form or medium.

1.10.	“Products” means Company’s disposable chargers and batteries for mobile phones and all related accessories and Documentation, as listed in Appendix A, as such may be amended at a later date during the term of this Agreement.

1.11.	“Quarter” or “Quarterly” means each 3-month period beginning on the Effective Date. For clarity, it does not refer to the calendar quarters of January 1 to March 31, etc.

1.12.	“Second Renewal Term” shall have the meaning set forth in Section 12.1.

1.13.	“Territory” means the countries or jurisdictions (including without limitation and subject to any exclusions thereof) as specified in Appendix B.

1.14.	“Updated Price List” shall have the meaning set forth in Section 4.1.

2. APPOINTMENT

2.1.	Exclusive Rights. Subject to the terms and conditions set forth herein, Company hereby grants Distributor an exclusive, non-transferable, non-sub licensable, limited right during the term of this Agreement to market, sell and resell the Products in the Territory solely for use by Customers, and use Company Trademarks in the Territory in connection with marketing, selling and distributing the Products; all in accordance with the terms set forth herein (“Exclusive Rights”). It is hereby clarified and agreed that Company may be entitled to exclude from the Exclusive Rights any jurisdiction and/or entities, as set forth in Appendix B.

2.2.	Sales Outside Territory. Distributor shall not actively solicit sales of or promote the Products outside the Territory without the prior written consent of Company. Should Distributor be approached by any third party from outside the Territory for the purchase of Products, Distributor shall forthwith notify Company and shall either refer such party to Company or take an order from such party, all as shall be directed by Company in writing and at its sole discretion.

2.3.	Responsibility for Employees and Compensation. Each party shall be responsible for the payment of all compensation due to its employees and any related payments, including all local income taxes, social security, unemployment compensation, workers’ compensation and insurance coverage. Each party may hire its own employees to assist it in the performance of its duties hereunder, but such employees shall be solely the responsibility of the respective party.

3. SALES AND MARKETING PLAN

3.1.	General. Distributor shall create a marketing plan in order to distribute and procure sales for the Products in order to at least meet the Minimum Annual Sales and Minimum Quarterly Sales (both as defined below in Appendix C), to actively promote and create demand for the Products, maintain an adequate sales organization in the Territory, and to assure adequate advisory, installation, maintenance and support services to be provided only by such team trained by the Distributor (“Marketing Plan”). The agreed-upon Marketing Plan, and each Quarterly update (as described in Section 3.3) is hereby attached in Appendix D. For the avoidance of doubt Marketing Plan and its Quarterly updates (as described in Section 3.3 below) must be approved in advance by Company.

3.2.	Cost of Marketing & Distribution. Unless otherwise agreed by the parties, all costs relating to Marketing Plan and distribution of the Products and Documentation shall be borne solely by Distributor.

3.3.	Quarterly Reports. Distributor shall submit to Company Quarterly sales reports detailing, among other things: (i) orders won or lost; (ii) a list of all Products sold and delivered to Customers during the preceding reporting period and the payment received and/or receivable therefor; and (iii) a list of all Products remaining in Distributor’s inventory. In addition, the Distributor shall update the Marketing Plan each Quarter to include its forecast for sales and other activities for the following 12 months.

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3.4.	Packaging. Labeling & Re-Labeling Prohibition. Distributor shall distribute Products with all original packaging, labeling, warranties, disclaimers and Documentation intact, as provided to it by Company and in accordance with this Agreement. Distributor shall not re-label any Product.

3.5.	General Marketing Practices. Distributor shall at all times act in furtherance of the best interest of Company and at no time do, cause or permit to be done, publish or say, any information, act, or thing from whatever source, which may be detrimental to the best interest and/or business reputation of Company. Distributor acknowledges and represents that it may not make any commitment, warranty, or binding obligation on behalf of Company and that in performing its activities under this Agreement it shall not make any false or misleading representations with respect to the Products and/or Company.

3.6.	Compliance with Law. Distributor shall be fully responsible to obtain and provide for itself, at its own cost, with any and all registrations, licenses, permits, certificates and all other documentation and information required for the exportation, importation, storage, marketing and distribution of the Products in the Territory and their sales therein.

3.7.	Export Compliance. Without derogating from the above, Distributor shall be subject to the laws and regulations of the Territory and any other applicable laws and regulations, as well as other applicable export regulations as shall, from time to time, govern the license and delivery of technology abroad, and any successor legislation. Distributor shall certify that it shall not, directly or indirectly, export, re-export or transship the Products or any parts or copies thereof in such manner as to violate such laws and regulations in effect from time to time. Distributor shall indemnify and hold harmless Company from and against any and all losses, claims and expenses actually incurred by Company as a result of the breach of Distributor’s obligations under this Section 3.7.

4. PRICES, MINIMUM ANNUAL SALES, MINIMUM QUARTERLY SALES AND TERMS OF PAYMENT

4.1.	Price List, Minimum Annual Sales and Minimum Quarterly Sales. The current Distributor prices to be paid to Company for Products, minimum Annual sales and minimum Quarterly sales for the Term (as defined below) are specified in Appendix C attached hereto (“Price List, Minimum Annual Sales and Minimum Quarterly Sales”). The Distributor must order from Company at least the Minimum Annual Sales in the Initial Term and each Renewal Term, and the Minimum Quarterly Sales in each Quarter in the Initial Term and each Renewal Term. Company may, once during the Initial Term and once during the First Renewal Term, upon written notice to Distributor, change the prices to be paid to Company for the Products (“Updated Price List”). For the avoidance of doubt, it is hereby clarified that if Company sends an Updated Price List during the Initial Term, it shall apply to Products ordered during the First Renewal Term, and if Company sends an Updated Price List during the First Renewal Term, it shall apply to Products ordered during the Second Renewal Term.

4.2.	Pricing & Fee Collection from Customers. Distributor shall be entitled to establish the prices and payment terms and conditions at which it resells the Products to its Customers; provided however that Material Deviations from the suggested retail prices for Customers (“Suggested Retail Prices”) set forth in the Price List in Appendix C will be subject to Company’s prior written consent. For the purpose of this Section 4.2, “Material Deviations” shall mean a variation up or down in the Suggested Retail Prices of greater than ten (10) percent. The parties agree that the Suggested Retail Prices will be adjusted for the First Renewal Term and Second Renewal Term by the same percentage, if any, that the Updated Price List changes during the First Renewal Term and Second Renewal Term.

4.3.	Payment Terms. Subject to Section 4.4 (Letter of Credit), Distributor will submit written purchase orders to Company for the Products, and Company will issue an invoice to Distributor immediately upon approval of each order. Company will use commercially reasonable efforts to accept orders for up to 200% of the Minimum Quarterly Sales in any Quarter. Distributor will pay in advance fifty percent (50%) (“Advance Payment”) of each accepted order (provided, however, Company may, in its sole discretion and in exceptional circumstances, require a higher percentage to be paid in advance). The remaining amount of Fifty percent (50%) of each order (the “Balance”) will be paid immediately by Distributor to Company upon delivery of the Products to Distributor at the Delivery Point (on an F.O.B basis). All payments will be made in U.S. Dollars. The Advance Payment shall be paid within two (2) Business Days of receipt of each invoice and by wire transfer (SWIFT/ IBAN) to Company s designated account. Distributor shall not be permitted to offset any credits or amounts owed to it against any amounts owed to Company, without prior written authorization by Company.

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4.4.	Letter of Credit. Prior to Distributor’s submission of’ any purchase order, Company may require Distributor to cause an irrevocable, nonrefundable (except in the event of defective, damaged or leaking Products, as specified in Section 5.5 below) standby letter of credit in an amount (up to the Balance of the applicable purchase order(s)) to be issued by a bank acceptable to and approved in writing by Company. Such letter of credit will be payable on sight and will permit Company to draw funds if Distributor fails to pay the Balance, upon delivery of the Products to Distributor at the Delivery Point as set forth in Section 4.3 above. Distributor shall at all times cause the amount of such letter of credit to be maintained at a level no less than the aggregate Balance. In the event that the value of orders placed by Distributor exceeds the then-current amount of the letter of credit, Company may require Distributor to increase the amount of the letter of credit to cover the amount of such excess prior to Company’s fulfillment of any such orders. Distributor will pay all costs of obtaining and maintaining the letter of credit. The parties will work together to establish the letter of credit on further mutually acceptable terms and conditions prior to fulfillment of the applicable order(s). This provision shall survive expiration or termination of this Agreement until such time as Distributor has paid to Company all amounts due to Company with respect to the applicable purchase order(s).

4.5.	Minimum Quantity Per Order. The Importer /Distributor hereby acknowledges and agrees that the minimum order for the Products is ten thousand (10,000) units (“Minimum Quantity Per Order”). Company may, in its sole discretion, accept an order which does not meet the Minimum Quantity Per Order requirement and Distributor hereby acknowledges and agrees that acceptance of said order may include additional costs.

4.6.	Minimum Sales. The Distributor hereby agrees to purchase a minimum amount of Products from Company so as to meet or exceed the minimum purchase amount of Products required for each Quarter and for each Annual period. If Distributor has purchased Products in a Quarter in excess of the Minimum Quarterly Sales, then Distributor may apply such excess to meet its obligations in the immediately subsequent Quarter (but for clarity, not for any future Quarter.)

4.7.	Failure to Pay. If payment of any amount as set forth in this Section 4 becomes overdue, Distributor may be asked to pay interest at a rate of 1.5% per month (18% per annum) of such overdue amount prorated to the number of days of delay commencing on the day following the due date until the date of actual payment. Company reserves the right to withhold shipments to Distributor, and/or impose additional credit terms, in the event that any payments to Company are past due. Distributor shall pay all of Company’s costs and expenses (including reasonable attorney’s fees) incurred in connection with the enforcement of The Companies’ rights under this Section 4. In such case the shipment withholding will not be deemed as delayed shipment.

4.8.	Failure To Meet Minimum Amount. The failure to meet Minimum Quarterly Sales or Minimum Annual Sales shall constitute a material breach of this Agreement.

4.9.	Taxes. Product prices shall exclude any taxes, import duties, sales tax or similar taxes or duties including, without limitation, withholding, customs, excise, sales, use, value-added and property taxes levied by any country upon Company or the Products, as the result of any manufacturing, sale, delivery or use of any Product sold hereunder. Distributor shall be responsible for the payment of all such taxes or duties which may be so levied and to the extent that Distributor is required to withhold amounts from fees due to Company, Distributor shall gross up any amounts due to Company so that the net amount paid to Company is the amount set forth in the Price List.

4.10.	Expenses. Except as expressly provided in this Agreement, each party shall bear all its own expenses incurred in rendering performance of this Agreement.

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5. ORDER PROCEDURE AND DELIVERY

5.1.	Purchase Orders. Distributor shall initiate orders for Products by sending a purchase order to Company by email or fax, stating the number of Products that Distributor desires to receive. Each purchase order shall include the following: (i) reference to this Agreement; (ii) number of Products ordered; (iii) requested delivery date (on an F.O.B basis) based on Company’s applicable lead times; (iv) Product unit prices and total amount of purchase order price; and (v) all information necessary for shipment. The parties agree that the terms and conditions contained in this Agreement shall prevail over any terms and conditions of any such purchase order, acknowledgment form or other instrument, except that specific commercial terms (prices, delivery terms, etc.) set forth in a purchase order shall, if they are accepted by Company, prevail over any conflicting commercial terms in this Agreement. Distributor’s purchase orders shall constitute binding commitments to accept the number and type of Products stated therein, in accordance with the terms and conditions of this Agreement. Any requested modifications to an accepted purchase order shall be submitted by Distributor to Company in writing and Company shall either accept or reject such requested modifications at Company’s sole discretion.

5.2.	Purchase Order Acknowledgement & Acceptance. Company shall provide Distributor with an initial acknowledgement of the receipt of a purchase order soon after receipt; formal acceptance or rejection of the terms of a purchase order shall be provided by Company thereafter. A purchase order shall be deemed to be accepted only upon written acceptance thereof by Company.

5.3	Lead Times and Delivery; Title to Products. Unless explicitly set forth otherwise in a written purchase order, Product lead times shall be in accordance with Company’s lead time policy attached hereto as Appendix E. Products shall be delivered F.O.B (Incoterms 2010), at Company’s factory or Company’s designated logistics center, as set forth in the applicable purchase order (“Delivery Point”). Risk of loss with respect to the Products shall pass to Distributor at the Delivery Point, and title to the Products shall pass upon full payment thereof to Company. Delivery dates shall be agreed upon by the parties on a case-by-case basis per purchase order. Company shall devote its reasonable efforts to deliver the Products ordered in accordance with the delivery dates agreed upon. If delivery by Company is not anticipated within the time frame set forth in the applicable purchase order, Company shall notify Distributor of such delay. Company may withhold shipment of Products due to an unpaid balance in Distributor’s account, or dependent on a requirement that Distributor pay prior to Delivery, if it determines that there is a reasonable risk of non-payment.

5.4.	Cancellation Policies. Company’s cancellation policy is set forth in Appendix F attached hereto. Orders may be partially or entirely cancelled prior to shipment only in accordance with Company’s cancellation policies.

5.5.	Inspection by Distributor. Importer/Distributor agrees to receive, inspect and accept shipments made pursuant to each purchase order. Importer / Distributor shall inspect the Products upon delivery at the Delivery Point and notify Company of any discrepancies in the list of materials shipped, or of any defective, damaged or leaking Products which would be evident from physical inspection. Products delivered or offered for delivery in a damaged condition shall be rejected and returned to Company with such documentation as may reasonably be required by Company. Importers / Distributor’s failure to notify Company, upon delivery at the Delivery Point of any visible deficiencies shall be deemed as an acceptance by Distributor of the Product.

5.6.	No Contingencies. Importers / Distributor’s payment obligations hereunder are not contingent in any way upon receipt of payment by Distributor from Customers or any third party, and Distributor shall be solely responsible for any financial loss suffered as a result of any failure by Distributor to receive payment or reimbursement for Products sold to Customers.

5.7.	Product Discontinuance and Changes. Company shall have the right, in its sole discretion, to modify, or improve any or all of the Products, and shall have the right to discontinue specific Products. Company shall use commercially reasonable efforts to provide at least ninety (90) days prior written notice to Distributor prior to discontinuing a Product.

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6. USE OF NAME AND TRADE MARKS

6.1.	Company Trademarks. Subject to the terms and conditions of this Agreement, Company hereby grants to Distributor a limited, royalty-free, exclusive, non-transferable, right and license within the Territory to use and display the trademarks, trade names, service marks and logos owned or licensed by Company (collectively, the “Company Trademarks”), solely for purposes of marketing and promoting the Products to Customers in the Territory and solely in connection with marketing materials approved by Company. Distributor shall comply with Company’s trademark usage practice or any trademark usage guidelines or instructions that Company may provide Distributor from time to time and Distributor shall afford Company reasonable opportunities to inspect and monitor the activities of Distributor in order to ensure that Distributor’s use of Company Trademarks meets such guidelines. Distributor hereby acknowledges the existence and validity of Company Trademarks, and agrees that all goodwill associated with Distributor’s use of Company Trademarks shall inure solely to the benefit of Company. Distributor shall not remove, alter or obscure the ™, ®, (SM), CE or any other markings from the Products, Documentation or any marketing literature. Distributor may identify itself as an exclusive Distributor of Company, but shall not use Company Trademarks in its corporate name or in any way state, represent or otherwise imply that its relationship to Company is anything other than an independent authorized and exclusive Distributor of Company.

6.2.	No Transfer of Title. Company shall retain sole ownership of Company Trademarks and all goodwill associated with Distributor’s use of such Company Trademarks and the Products.

7. INTELLECTUAL PROPERTY RIGHTS

7.1.	Ownership Rights. All Intellectual Property Rights evidenced by or embodied in or related to the Products, Company’s Confidential Information, the Documentation and Company Trademarks shall be owned solely by Company. Distributor acknowledges that except as expressly provided hereunder in connection with the distribution of the Products, Company does not license any of its Intellectual Property Rights to Distributor hereunder, and that Distributor has not, does not, and shall not under any circumstances acquire any rights with respect to the above. To the extent that Distributor or its employees, contractors or subcontractors participate in enhancements, derivatives, new versions, or improvements to the Products or Documentation (“Modifications”), Distributor, on behalf of itself and its employees, contractors and subcontractors, shall and hereby does assign to Company all right, title and interest, including all Intellectual Property Rights, in and to the Modifications.

7.2.	Patent Notice. If required, and in order to protect Company’s IP Rights, Distributor agrees, where applicable, that a valid patent notice for the Products will appear on any: (i) media for the Products and any Customer packaging materials associated therein; and (ii) Documentation and promotional material for the Products.

7.3.	Distributor’s Obligations. Distributor shall: (i) refrain from copying, reverse engineering, disassembling, de-compiling, translating or modifying the Products or any part thereof or granting any other person the right to do so; (ii) not represent that it possesses any proprietary interest in the Products; (iii) not directly or indirectly, take any action to contest Company’s IP Rights or infringe them in any way; (iv) not register, nor have registered or attempt to register, Company Trademarks (or which are similar to Company Trademarks); (v) not register or attempt to register any domain name using any of Company Trademarks without Company’s prior written consent; and (vi) save for the specific purpose contained in this Agreement, it shall not use Company Trademarks in any manner whatsoever.

7.4.	Notification. Distributor shall promptly notify Company of: (i) any claims, allegations or notification that its marketing, licensing, support or service of the Products may or will infringe the Intellectual Property Rights of any other person; and (ii) any determination, discovery or notification that any person is or may be infringing the Intellectual Property Rights of Company. Distributor shall not take any legal action relating to the protection or defense of any Intellectual Property Rights of Company without the prior written approval of Company. Distributor shall assist in the protection and defense of such Intellectual Property Rights.

8.	CONFIDENTIAL INFORMATION. During the term of this Agreement and thereafter, the receiving party shall not use Confidential Information received from the disclosing party, other than in accordance with this Agreement and in fulfillment of the purpose of this Agreement. The receiving party shall maintain Confidential Information in the strictest confidence unless or until it shall have been made public. The receiving party shall not disclose Confidential Information to any third party and shall use all reasonable precautions to ensure that all such Confidential Information is properly protected and kept from unauthorized persons or disclosure. The receiving party may, however, disclose Confidential Information to its own personnel on a “need to know” basis, and to the extent necessary for the purpose of this Agreement, provided that it shall be responsible for compliance of its personnel with the provisions of this section and shall remain liable for any acts and omissions by its personnel in connection with the protection and use of the Confidential Information.

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9. LIMITED WARRANTY & DISCLAIMER

9.1.	Distributor Representations. Distributor represents and warrants that: (i) it has full right, power and authority necessary to enter into and perform this Agreement; (ii) this Agreement has been duly executed and delivered and is the valid and binding obligation of Distributor, enforceable in accordance with its terms; and (iii) the performance of its obligations hereunder will not violate any applicable laws or regulations, or cause a breach of any agreements with or infringe the rights of any third parties.

9.2.	Limited Warranty. EXCEPT FOR THE LIMITED WARRANTY PROVIDED HEREIN AND TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, COMPANY DISCLAIMS ALL REPRESENTATIONS. WARRANTIES OR CONDITIONS, WHETHER EXPRESS, IMPLIED OR STATUTORY. WITH RESPECT TO THE PRODUCTS. INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OR CONDITIONS OF SATISFACTORY QUALITY, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND THOSE ARISING OUT OF STATUTE OR OTHERWISE IN LAW OR FROM A COURSE OF DEALING OR USAGE OF 1 RADE. Without derogating from the above, Company will replace defective, damaged or leaking Products, provided however that: (a) any such defective, damaged or leaking Products must be provided to Company in its original packaging as proof of claim; (b) said defect, damage or leakage are not caused by noncompliance with the “Instructions for Use” of the Products, specified in Annendix G attached hereto; (c) Products were sold to Customers prior to the expiration date of the Products, as evidenced Distributor’ s written records; and (d) Distributor will receive an RMA (Returned Merchandise Authorization) from Company prior to returning it; and (e) Distributor will bear all costs associated with, or derived from, such replacement.

10. LIMITATION OF LIABILITY

10.1.	Exclusion of Indirect Damages. IN NO EVENT SHALL COMPANY OR ITS AFFILIATES BE LIABLE OR RESPONSIBLE TO DISTRIBUTOR OR ANY THIRD PARTY FOR ANY TYPE OF INCIDENTAL, PUNITIVE, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOST REVENUE OR LOST PROFITS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER ARISING UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

10.2.	Limitation of Liability. EXCEPT IN THE EVENT OF DEATH OR PERSONAL INJURY, COMPANY’S ENTIRE LIABILITY TO DISTRIBUTOR OR ANY THIRD PARTY ARISING FROM OR RELATED TO THIS AGREEMENT AND/OR THE PRODUCTS SHALL BE LIMITED TO THE AMOUNTS ACTUALLY RECEIVED BY COMPANY FROM DISTRIBUTOR PURSUANT TO THE PURCHASE ORDER THAT GAVE RISE TO THE CLAIM, AND IF NO SPECIFIC PURCHASE ORDER IS APPLICABLE THEN COMPANY’S ENTIRE LIABILITY SHALL NOT EXCEED THE AMOUNTS ACTUALLY RECEIVED BY COMPANY FROM DISTRIBUTOR DURING THE THREE (3) MONTH PERIOD PRIOR TO THE EVENT GIVING RISE TO THE CLAIM.

11. INDEMNIFICATION

11.1.	Indemnification by Importer / Distributor. Importer/ Distributor shall indemnify and defend Company and its officers, directors and employees, from and against any losses, costs, damages, fees or expenses (including reasonable attorney’s fees) arising out of any third party claim to the extent relating: (i) any breach by the Distributor of any of its obligations, representations and warranties under this Agreement; (ii) the negligence, recklessness, or willful misconduct of the Distributor or its officers, employees or agents; (iii) any act or omission of the Distributor in relation to the storage or distribution of the Products.

11.2.	Indemnification Procedures. As a condition to the defense and indemnity set forth above, the indemnified party shall: (i) give the indemnifying party a prompt written notice of any such claim made against it; provided, however, that the failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure; (ii) grant the indemnifying party sole control of the defense of any such claim, suit or proceeding, including appeals, negotiations and any settlement or compromise thereof; provided that the indemnifying party shall not acquiesce to any judgment or enter into any settlement, either of which imposes any obligation or liability on an indemnified party without its prior written consent; and (iii) at the indemnifying party’s request and expense, provide such information and assistance in the defense of such claims, as reasonably requested by the indemnifying party.

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12. TERM AM) TERMINATION

12.1.	Term. This Agreement shall continue in force for one (I) year as of the Effective Date (“Initial Term”). At the end of the Initial Term, this Agreement will be automatically renewed for an additional one (I) year (the “First Renewal Term”) and will be automatically renewed for an additional one (1) year at the end of the First Renewal Term (the “Second Renewal Term”) (each, a “Renewal Term”) (the Initial Term and all Renewal Terms, if any, arc collectively referred to as the “Term”), provided that (a) Distributor has performed all of its commitments and obligations under this Agreement to Company’s full satisfaction, (b) the parties agree in writing on the Updated Price List and Minimum Quarterly Sales and Minimum Annual Sales for each Renewal Term, and (c) Distributor has not notified Company in writing of its desire not to renew this Agreement, no later than two (2) months prior to the termination or expiration of the Initial Term or the then-current Renewal Term.

12.2.	Termination for Convenience. Following the Initial Term, this Agreement may be terminated by Company at any time for any reason with ninety (90) days written notice. Said termination shall become effective at the end of the ninety (90) day period; provided however that if Distributor is, at any time during the Initial Term or any Renewal Term, in material breach of any of Distributor’s commitments and obligations under this Agreement, Company may, at its sole discretion, and upon thirty (30) days written notice to Distributor, either terminate this Agreement or revoke the Exclusive Rights set forth in Section 2.1 above. It is further clarified that in the event Company chooses to terminate this Agreement due to said material breach by Distributor, Company will be entitled, in addition to any other compensation or remedies which it may have at law or equity or under this Agreement, to monetary compensation in an amount equal to 10% of the unpurchased Minimum Annual Sales for the remainder of the current Term. The parties agree that this amount is fair compensation for Company’s damage in light of the actual harm which Company is likely to incur and the difficulties of proving actual damage, and that this is a material term of this Agreement.

12.3.	Termination. This Agreement may be terminated: (i) by either party in the event that the other party has committed a material breach of any of its obligations hereunder that has not been cured within thirty (30) days after the breaching party has received notice thereof; or (ii) by Company, at its sole and absolute discretion (and with immediate effect as of the date Company informs Distributor of its decision), in case of a change in the ownership of the Distributor.

12.4.	Termination Upon Bankruptcy. Either party may, at its option, terminate this Agreement and/or suspend its performance upon provision of written notice in the event that: (i) the other party files a petition in bankruptcy, files a petition seeking any reorganization, arrangement, composition or similar relief under any law regarding insolvency or relief for debtors, or makes an assignment for the benefit of creditors; (ii) a receiver, trustee or similar officer is appointed for the business or property of such party; (iii) any involuntary petition or proceeding under bankruptcy or insolvency laws is instituted against such party and not stayed, enjoined or discharged within sixty (60) days; or (iv) the other party adopts a resolution for discontinuance of its business or for dissolution.

12.5.	Consequences. Upon termination of this Agreement, Distributor shall immediately discontinue all further promotion, marketing and support of the Products. Without limiting the generality of the foregoing, Distributor shall cease all display, advertising and use of all of Company’s Trademarks and will not thereafter use, advertise or display any Company Trademarks. Upon termination of this Agreement: (i) the due date of all outstanding payments shall automatically be accelerated and all such payments shall become immediately due and payable; (ii) all purchase orders or portions thereof remaining un-shipped as of the effective date of termination may be canceled by Company, at its option; (iii) Distributor shall promptly return to Company all Confidential Information and/or any such tangible property representing the disclosed Confidential Information and/or Intellectual Property Rights divulged by Company to Distributor pursuant to this Agreement and all copies thereof; and (iv) Distributor shall erase/delete any such Confidential Information held by it in electronic form.

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12.6.	Compensation Claims. The parties hereby acknowledge and agree that the Initial Term was deliberately set by the parties in order to allow for adequate compensation to Distributor in consideration for its efforts and investments with respect to the distribution of the Product in the Territory. In light of the foregoing, the parties explicitly agree that upon termination of this Agreement, Distributor shall not be entitled to make any compensation claims, including any claim for indemnification with regard to the loss of its customer base or any investments made in connection with this Agreement. I he foregoing shall be limited to the extent that mandatory legal provisions do not provide for such compensation.

12.7.	Survival. Notwithstanding any termination of this Agreement, Sections I, 4.5, 4.7, 4.8, 6.2, 7, 8, 10, 11, 12, 13, 14 and 15 shall survive and continue to be in effect in accordance with their terms.

13. FORCE MAJEURE

13.1.	Force Majeure Event. Neither party shall be liable to the other party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by riots, civil commotions, wars, strikes, hostilities between nations, governmental laws, orders or regulations, embargoes, actions by a government or any agency thereof, acts of God, storms, fires, accidents, sabotages, explosions or any other conditions beyond the reasonable control of the respective parties (“Force Majeure Event”). In such events, the performance of obligations hereunder shall be suspended during, but not longer than, the period of existence of such cause and the period reasonably required to perform the obligations in such cases.

13.2.	Cancellation. The party, in respect of which this Agreement cannot be performed because of a Force Majeure Event affecting the other party, is entitled to terminate this Agreement or part thereof where the Force Majeure Event continues for a period of sixty (60) days. In any event, before exercising its right of cancellation under this Section, the party requesting cancellation shall negotiate in good faith with the other party to reach an agreement not requiring termination.

14. NON-COMPETITION

14.1.	Prohibited Activities. During the Term and for a period of six (6) months thereafter, Distributor shall not, whether directly or indirectly, whether by itself or through others, promote, offer, sell or provide products or services which compete with Company’s Products or services, unless Company provides its advance, express written consent. Distributor hereby acknowledges that the restrictions contained in this Section 15.1 are fair and reasonably required to protect the interest of Company. Company shall be entitled to obtain an injunction restraining any violation, further violation or threatened violation of the covenant set forth in this Section 15.1, in addition to any other remedies.

14.2.	Blue-Pencil. Notwithstanding anything contained in Section 15.1 to the contrary, if the scope or period of time specified herein shall be determined to be unreasonable in any judicial proceeding, then the scope and/or period of time of the restriction shall be reduced so that Section 15.1 may be enforced as shall be determined to be reasonable by such judicial proceeding

15. MISCELLANEOUS

15.1.	No Conflict. Each party represents and warrants, on a present and ongoing basis, to the other party that its commitments and the rights and privileges granted herein do not conflict with any other agreement or legal obligation.

15.2.	Relationship of the Parties. In performing their respective services hereunder, Distributor and Company shall operate as and have the status of independent contractors and shall not act as or be an agent, partner or employee of the other. Neither party shall have any right or authority or assume or create any obligations or make any representations or warranties on behalf of the other party, whether expressed or implied, or to bind the other party in any respect whatsoever. Distributor shall be responsible for the payment of all compensation due to its employees and any related payments, including all local income taxes, social security, unemployment compensation, workers’ compensation and insurance coverage. Distributor may hire its own employees to assist it in the performance of its duties hereunder, but such employees shall be solely the responsibility of Distributor.

15.3.	Assignment. The rights of Distributor under this Agreement are restricted solely to Distributor and shall not be assigned, transferred, subleased, sublicensed, encumbered or subject to any security interest without the written authorization of Company. Any attempted assignment will be void and of no effect. Company shall be entitled to assign this Agreement, in whole or in part to any third party at its discretion.

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15.4.	Amendment. This Agreement may only be amended by an instrument in writing signed by each of the parties hereto.

15.5.	Waiver. Any waiver of any right or default hereunder shall be effective only if made in writing and in the instance given and shall not operate as or imply a waiver of any similar right or default on any subsequent occasion. No waiver by either party of any breach or series of breaches or defaults in performance by the other party, and no failure, refusal or neglect of either party to exercise any right, power or option given to it hereunder or to insist upon strict compliance with or performance of either party’s obligations under this Agreement, shall constitute a waiver of the provisions of this Agreement with respect to any subsequent breach thereof or a waiver by either party of its right at any time thereafter to require exact and strict compliance with the provisions thereof.

15.6.	Severability. Any clause, provision or portion of this Agreement found or ruled invalid, void, illegal or otherwise unenforceable under any law or by any court, arbitrator or other proceeding, shall be amended to the extent required to render it valid, legal and enforceable, or deleted if no such amendment is feasible, and such amendment or deletion shall not affect the enforceability of the other provisions hereof.

15.7.	Governing Law and Jurisdiction. This Agreement shall be governed by the laws of the State of Israel and excluding the Convention on Contracts for the International Sale of Goods and that body of law known as conflicts of laws. The courts of competent jurisdiction in Tel Aviv, Israel shall have the exclusive jurisdiction with respect to any dispute arising under or in connection with this Agreement.

15.8.	Appendices. All Appendices hereto are hereby incorporated by reference and made a part of this Agreement.

15.9.	Headings. The headings and sub-headings contained in this Agreement are for convenience and reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.10.	Entire Agreement. The parties agree that this Agreement is the complete and exclusive statement of the agreement between the parties, which supersedes all prior agreements, oral or written, and all other communications between the parties relating to the subject matter of this Agreement.

15.11.	Notices. All notices or other communications hereunder shall be in writing and shall be given in person, by courier, by registered mail addressed as set forth in the heading of this Agreement or such other address as any party may designate to the other in accordance with this procedure. All communications delivered in person or by courier service shall be deemed to have been received upon delivery, and all notices and other communications sent by registered mail shall be deemed to have been received within three (3) Business Days after posting.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized representatives.

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List of Appendixes:

Appendix A: Products Appendix B: Territory

Appendix C: Price List. Minimum Annual Sales and Minimum Quarterly Sales

Appendix D: Marketing Plan

Appendix E: Lead Time Policy

Appendix F: Cancellation Policy

Appendix G: Instructions for Use

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Annendix A : Products

Products

1.	mobeego™ charger-

a.	a package of X1 connector (lighting/30 pins/micro usb) + X1 can (figure A)

b.	packed and shipped in a ‘display carton’ of 10 pieces (figure B)

*the package language will follow the distributor requirements

2.	mobeego™ can-

a.	a single can without a package figure C)

b.	packed and shipped in a ‘display carton’ of 15 pieces (figure D)

*the package language will follow the distributor requirements

3.	mobeego™ stand with recycling box-

a.	an extra carton stand , will be supplied for free as required ,and up to a maximum of one stand per 200 mobeego™ charger units ordered (figure E)

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Appendix B: Territory

Territory: [UK]

With respect to the Exclusivity Rights set forth in Section 2.1 to the Agreement, Territory shall exclude the following jurisdictions and/or entities, which list may be amended by Company by notice to the Distributor:

1.	Online sales

2.	International outlets (International outlets = which has stores also outside the UK)

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Appendix C; Price List, Minimum Annual Sales and Minimum Quarterly Sales

Price List for Initial Term:

Price per unit [USD]	mobeego can [in thousands]	Price per unit [USD]	mobeego charger [in thousands]
1.45	10	2.8	10
1.36	10-50	2.7	10-50
1.3	50-200	2.6	50-200
1.27	200-1000	2.5	200-1000
1.2	Above 1000	2.45	Above 1000

Suggested Retail Prices for Initial Term: [To be decided by Importer / Distributor in coordination with the company]

The Minimum Annual Sales for the Initial Term is as follows: [352000] units

It is hereby clarified and agreed that the Minimum Annual Sales for any Renewal Term must be agreed upon in writing by both parties.

The Minimum Quarterly Sales in each Quarter of the Initial Term is as follows:

Ql: [12000] units [i.e. 3.41% of Minimum Annual Sales].

Q2: [100000] units [i.e. 28.5% of Minimum Annual Sales].

Q3: [90000] units [i.e. 25.5% of Minimum Annual Sales].

Q4: [150000] units [i.e. 42.6% of Minimum Annual Sales].

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Appendix D: Marketing Plan

[will be added]

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Appendix E: Lend Time Policy

Standard lead time for deliveries is 45 days from the Inter of order acceptance, or receipt of Advance Payment for such order.

The above terms apply to orders of up to 200,000 Product units each. Lead times for orders of more than 200,000 Product units will be agreed upon separately.

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Appendix F: Cancellation Policy

Company may cancel an accepted order without penalty:

●	If the manufacturer of the Products declares bankruptcy or is unable to deliver the Products in a timely manner, or if the agreement with the manufacturer of the Products is, for any reason, terminated.

●	If either party has given a notice to terminate the Agreement.

●	If Distributor does not comply the payment terms for such order.

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Appendix G: Instructions for Use

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